Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 9 DATED NOVEMBER 8, 2021
TO THE PROSPECTUS DATED APRIL 23, 2021

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2021, as supplemented by Supplement No. 1 dated May 6, 2021, Supplement No. 2 dated May 14, 2021, Supplement No. 3 dated June 4, 2021, Supplement No. 4 dated July 8, 2021, Supplement No. 5 dated August 5, 2021, Supplement No. 6 dated August 18, 2021, Supplement No. 7 dated September 2, 2021 and Supplement No. 8 dated October 5, 2021. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of October 2021

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of October 2021. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
October 1, 2021	$15.67	$15.76	$15.71	$15.75	$15.73	$15.67	$15.70
October 4, 2021	$15.67	$15.76	$15.71	$15.76	$15.73	$15.67	$15.70
October 5, 2021	$15.66	$15.75	$15.70	$15.74	$15.72	$15.66	$15.69
October 6, 2021	$15.67	$15.77	$15.71	$15.76	$15.73	$15.67	$15.71
October 7, 2021	$15.68	$15.77	$15.72	$15.77	$15.74	$15.68	$15.72
October 8, 2021	$15.67	$15.76	$15.71	$15.76	$15.73	$15.67	$15.70
October 11, 2021	$15.68	$15.77	$15.72	$15.76	$15.73	$15.67	$15.71
October 12, 2021	$15.75	$15.84	$15.79	$15.84	$15.81	$15.75	$15.79
October 13, 2021	$15.76	$15.86	$15.80	$15.85	$15.82	$15.76	$15.80
October 14, 2021	$15.78	$15.87	$15.82	$15.87	$15.83	$15.78	$15.81
October 15, 2021	$15.78	$15.87	$15.82	$15.87	$15.84	$15.78	$15.82
October 18, 2021	$15.79	$15.88	$15.83	$15.88	$15.84	$15.78	$15.82
October 19, 2021	$15.78	$15.87	$15.82	$15.87	$15.84	$15.78	$15.81
October 20, 2021	$15.81	$15.90	$15.85	$15.90	$15.86	$15.80	$15.84
October 21, 2021	$15.81	$15.90	$15.85	$15.90	$15.86	$15.80	$15.84
October 22, 2021	$15.81	$15.90	$15.85	$15.90	$15.87	$15.81	$15.84
October 25, 2021	$15.81	$15.91	$15.86	$15.91	$15.87	$15.81	$15.85
October 26, 2021	$15.82	$15.91	$15.86	$15.91	$15.87	$15.81	$15.85
October 27, 2021	$15.81	$15.90	$15.85	$15.90	$15.86	$15.80	$15.84
October 28, 2021	$15.83	$15.92	$15.87	$15.92	$15.88	$15.82	$15.86
October 29, 2021	$15.82	$15.91	$15.86	$15.91	$15.87	$15.81	$15.85

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

During October 2021, our NAV per share increased approximately 1.1% for each share class. This increase is primarily attributable to an approximate 0.4% increase in the value of our real estate property portfolio combined with an approximate 8.7% increase in the value of our real estate equity securities portfolio.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.